UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Gaylord Entertainment Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAYLORD ENTERTAINMENT REPORTS
13D AMENDMENT FILING BY TRT HOLDINGS
     NASHVILLE, TENN. (January 15, 2009) — Gaylord Entertainment Company reported today that it has received an amended 13D filing from TRT Holdings in which TRT states that it intends to submit four nominees for election to the Company’s Board of Directors, one of whom will be Robert Rowling, the Chief Executive Officer of TRT.
     The Company continues to believe it is not in the best interest of all of its shareholders to give TRT effective control over the Company’s long-term strategy without a full and fair price being paid to all Gaylord shareholders. TRT’s filing today is the continued attempt by a competitor to control Gaylord Entertainment without paying a premium. Moreover, TRT’s participation on the Gaylord Board would present a serious conflict of interest because TRT owns Omni Hotels, a chain that competes nationwide with Gaylord for meeting business and directly with Gaylord in three of its four principal markets — Dallas/Ft. Worth, Orlando and Washington, D.C.
     The Company’s Board and management team look forward to the opportunity of having their record evaluated — the Company has operated its business with the highest levels of integrity and the strongest commitment to good corporate governance; and the Company has developed the country’s leading hotel brand dedicated to the convention and meeting business. Gaylord Hotels rank number one in Total Revenue per Available Room in the markets that they service, including those where they compete with Omni Hotels. Gaylord Hotels have demonstrated revenue growth that is above the industry’s growth rate for the past three years. The Company would be happy to have the performance of Gaylord Hotels judged against the Omni Hotels with which they compete.

     Gaylord Entertainment remains committed to providing long-term value to its shareholders by providing outstanding service to its customers.
About Gaylord Entertainment
     Gaylord Entertainment (NYSE: GET — News), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com. This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it

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to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
     Gaylord Entertainment Company (the “Company”) and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting (the “2009 Proxy Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2008 annual meeting of stockholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.gaylordentertainment.com. Additional information regarding the interests of such potential participants will be included in the 2009 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.
     Promptly after filing its definitive 2009 Proxy Statement for the Annual Meeting with the SEC, the Company will mail the definitive 2009 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ THE 2009 PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the 2009 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, at the Company’s website at http://

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www.gaylordentertainment.com or by contacting Mark Fioravanti, Gaylord Entertainment Company, One Gaylord Drive, Nashville, TN 37214.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President and CFO	Brian Abrahamson
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Elliot Sloane
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1860
mfioravanti@gaylordentertainment.com	esloane@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

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